Exhibit 99.1

SBT Bancorp and Simsbury Bank Elect Ann Taylor to Boards of Directors

SIMSBURY, Conn.--(BUSINESS WIRE)--November 25, 2013--The Boards of Directors of SBT Bancorp (OTCBB: SBTB) and its wholly owned subsidiary Simsbury Bank, are pleased to announce the election of Ann G. Taylor to the respective boards.

“We are delighted to bring Ann’s extensive professional experience to our Board,” said Simsbury Bank Board Chairman Robert J. Bogino. “Ann’s accomplishments in the banking, healthcare and legal fields make her an ideal board member as Simsbury Bank continues to implement its growth strategies. Ann shares our dedication as a community bank to helping consumers and businesses achieve their goals through the trusted advice and financial products and services we offer.”

Martin J. Geitz, President and CEO of Simsbury Bank, said, “Ann’s current role as a senior executive of one of Connecticut’s most respected healthcare organizations, the Connecticut Children’s Medical Center, her extensive prior experience in banking, and her leadership roles in a variety of important not-for-profit community and economic development oriented organizations provide SBT Bancorp and Simsbury Bank with an extraordinarily valuable new director. As Simsbury Bank continues to grow, Ann’s knowledge and experience will add to the breadth and diversity of strengths already represented by our board members.”

Ms. Taylor said, “I am thrilled to join Simsbury Bank’s and SBT Bancorp’s boards of directors. As a long-time Simsbury resident, I am familiar with the high value that the Bank places on being a trusted advisor and provider of quality financial solutions to residents and businesses throughout the region, plus its commitment to the communities it serves. I know the Bank’s management and staff are dedicated to bringing economic growth and opportunity to the families, businesses and communities it serves. I am honored to be working with Simsbury Bank.”

Ms. Taylor serves as Senior Vice President and General Counsel for the Connecticut Children’s Medical Center since 2000. Prior to that position she has held several counsel positions within the banking industry including Vice President and Government Affairs Counsel for Fleet Bank, Assistant Counsel, State of Connecticut, Department of Banking, and Federal Administrative Counsel, American Bankers Association. Ms. Taylor currently serves as a Commissioner with the State of Connecticut Justice Commission, a board member of Connecticut Legal Services, a member of the Connecticut Hospital Association Committee on Government and a member of the Metro Hartford Alliance Legislative Committee. Ms. Taylor and her husband live in Simsbury, Connecticut.

Simsbury Bank is an independent, publicly owned community bank for consumers and businesses based in Central Connecticut’s Farmington Valley. Simsbury Bank’s parent company is SBT Bancorp, Inc. whose stock is traded under the ticker symbol OTCBB: SBTB. The Bank serves customers locally through branches in Avon, Bloomfield, Granby and Simsbury and regionally through mortgage and commercial bankers active throughout Southern New England. Simsbury Bank customers enjoy internet banking and mortgage services at, respectively, www.simsburybank.com and www.simsburybank.com/mortgages. Bank customers have free ATM access at thousands of machines across the country through the SUM program. The Bank offers financial planning, investment and insurance products through LPL Financial and its affiliates, member FINRA/SIPC.

CONTACT:
SBT Bancorp, Inc.
Susan Presutti, 860-651-2070